Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

CleanTech Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title(1)	Fee Calculation Rule(2)	Amount Being Registered(3)	Proposed Maximum Offering Price Per Security(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	common stock, $0.0001 par value	Other	41,501,549	$0.003	$124,504	0.0000927	$11.54
		Total Offering Amounts				$124,504		$11.54
		Total Fees Previously Paid						$11.54
		Net Fee Due						$0

(1)	Based on the maximum number of shares of common stock, $0.0001 par value per share (“Common Stock”), of the registrant issuable upon a business combination (the “Business Combination”) involving CleanTech Acquisition Corp. (“CLAQ”) and Nauticus Robotics, Inc., formerly known as Houston Mechatronics, Inc. (“Nauticus”). This number comprises of (i) 30,031,283 shares Common Stock issuable as consideration in connection with the Business Combination to holders of common stock of Nauticus (after the Nauticus Preferred Stock Conversion and the Nauticus Convertible Notes Conversion), (ii) securities convertible into Common Stock (which includes 3,970,266 shares of Common Stock issuable upon the exercise of options resulting from the automatic conversion of options to purchase shares of common stock of Nauticus (“Nauticus Options”) into options to purchase Common Stock of the Combined Company), and (iii) 7,500,000 earnout shares.

(2)	Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(4)	Nauticus is a private company, no market exists for its securities and Nauticus has an accumulated deficit. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Nauticus securities expected to be exchanged in the Business Combination.